January 17, 2017

Eric Wright
1035 Orchard Hill St
Houston, Texas 77077-1127

Dear Eric:

On behalf of Par Pacific Holdings, Inc. (the “Parent Company”), I am pleased to extend this letter as confirmation of the terms of your offer of employment and promotion with Par) Hawaii, Inc., a Hawaii corporation, (the “Company”) as further described below.

1.    Position and Organization. Commencing Wednesday, March 1, 2017 (the “Commencement Date”, you will be promoted to and start in a full-time position as Senior Vice President of the Company reporting directly to Jim Yates, the Company's President. Your primary duties will be to lead and be responsible for the Company's logistics business and assets and manage and supervise all business development activities of the Company. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.    Compensation and Employee Benefits. Based on the exempt status of this position, you will be paid a starting base salary at the rate of $250,000 per year, pro-rated based on your Commencement Date, payable on the Company's regular payroll date and in accordance with the Company's standard payroll practice. You will receive payment of your salary and other amounts from Par Hawaii Shared Services, LLC. This offer includes benefits uniformly provided to other full-time, regular, non-represented employees of the Company. Please refer to the summary of our benefits program provided separately for details. Further detail of the benefits will be provided upon commencement of your employment.

3.    Incentive Compensation. You will be eligible to participate in the Company’s Incentive Compensation Program (“ICP”) with a target incentive equal to 40% of (i) your annual base pay earned during the performance year plus (ii) $30,000. Potential payouts under the ICP are based on various financial and operating performance goals of the Parent Company and typically are made, if at all, in the first half of the following calendar year as business conditions allow. Annual performance goals and target percentages are subject to approval by the Compensation Committee of the Board of Directors of the Parent Company, and there is no guarantee of award payments where financial and performance goals are not met.

4.    Annual Restricted Stock Incentive. On an annual, calendar year basis, you will be considered for grants of restricted stock of the Parent Company with a target incentive equal to 40% of (i) your annual base pay earned during the performance year plus (ii) $30,000. Potential grants are based on various financial and operating performance goals of the Parent Company, including but not limited to Company profitability, and your performance as determined by your supervisor. Annual performance goals and target percentages are subject to approval by the Compensation Committee of the Board of Directors of the Parent Company, and there is no guarantee of award payments where financial and performance goals or individual performance goals are not met. The restricted stock will be subject to the terms and conditions of the Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan. The actual number of shares granted will be determined consistent with current Parent Company equity plans. The terms of any restricted stock grant will be customary for awards of this type and include key terms such as (i) a vesting schedule under which shares will vest over a four (4) year period and (ii) immediate vesting upon your demise or termination of your employment without cause.

5.    Relocation. You will be eligible for certain relocation benefits as follows:

a.    Lump Sum Payment. On or before the first regular payroll date following the Commencement Date, you will be paid a one-time lump-sum payment of $50,000 as a cost of living adjustment. For payroll purposes, this payment will be grossed up for income tax purposes.

b.    Shipment of Household Goods and Automobiles. You will be reimbursed for the packing, loading, and shipment of household goods, and shipment of up to 2 automobiles, up to a maximum aggregate amount of $[•], upon submission of applicable receipts/invoices. Applicable receipts/invoices should be sent to Human Resources.

c.    Home Purchase Assistance. You will be reimbursed for all real estate broker commissions you are required to pay in connection with your purchase or lease of a new residence in Oahu, Hawaii up to six percent (6%) in total. For payroll purposes, this payment will be grossed up for income tax purposes. As part of the relocation benefits afforded you in this offer letter, you are eligible for a third-party home sale purchase of your current residence in Houston, Texas at its appraised value should your primary residence not be otherwise sold as of a mutually agreed date, subject to the terms and conditions of the Company's agreements with its relocation service providers.

d.    Housing Supplement. You will receive an annual cost of living adjustment equal to $30,000 payable on the Company's regular payroll date and in accordance with the Company's standard payroll practice. The Company will withhold taxes at the same rate applied to your salary.

RELOCATION REPAYMENT REQUIREMENT: PLEASE BE ADVISED THAT YOU MAY BE REQUIRED TO REFUND TO THE COMPANY CERTAIN RELOCATION PAYMENTS SET FORTH IN SECTIONS 4(a)-(c) BASED UPON YOUR LENGTH OF SERVICE TO THE COMPANY FOLLOWING THE COMMENCEMENT DATE, AS FOLLOWS:

Relocation repayment agreement	Length of Service in New Location	Percentage of Relocation Expenses Owed to Par
	12 months or less	100%
	13 months but less than 24 months	50%
	25 months but less than 35 months	25%
	More than 36 months	0

6.    Vacation/. Effective with your hire date, your vacation eligibility will remain at 160 hours of vacation benefits a year that will be earned ratably per pay period.

7.    Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's enclosed standard Confidential Information and Invention Assignment Agreement.

8.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's Chief Executive Officer.

9.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

10.    Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

11.    Miscellaneous.

a.    Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the state of Texas, without giving effect to principles of conflicts of law.

b.    Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof. THIS LETTER IS NOT AN EMPLOYMENT CONTRACT, BUT MERELY SETS FORTH THE INITIAL TERMS OF YOUR EMPLOYMENT WITH THE COMPANY, WHICH MAY BE CHANGED FROM TIME TO TIME.

c.    Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

d.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company's Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. This offer is contingent upon completion of the pre-employment process to the satisfaction of the Company. The pre-employment process includes a pre-employment drug screen and a background check. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. The required documents must be submitted within three (3) business days from your first date of employment, as specified by the requirements of the Immigration Reform and Control Act of 1986. This offer, if not accepted, will expire at the close of business on ________.

We are excited about the prospect of you accepting this offer. We look forward to you being a part of our organization.

Sincerely,

PAR PACIFIC HOLDINGS, INC.

By: /s/ William Pate
    William Pate
    President and Chief Executive Officer

ACCEPTED AND AGREED:

ERIC WRIGHT

/s/ Eric Wright
(signature)

1/19/17
Date:

Anticipated Start Date: February 1, 2017

Attachment A: Confidential Information and Invention Assignment Agreement
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